Exhibit 99.1

EXPLANATION OF RESPONSES

(1)  Prior to the transaction reported herein, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with two affiliated entities, “WPEP”), owned an aggregate of 31,401,560 shares of the common stock, par value $0.01 per share (the “Shares”), of ev3 Inc. (the “Issuer”).  On August 3, 2009, WPEP distributed an aggregate of 4,249,990 Shares held by it to its partners on a pro rata basis, with no consideration being paid to WPEP in connection therewith.

Ms. Elizabeth H. Weatherman, a director of the Issuer (the “Reporting Person”), is a Managing Director and Member of Warburg Pincus LLC, a New York limited liability company (“WP LLC”), and a General Partner of Warburg Pincus & Co., a New York general partnership (“WP”).  Warburg Pincus Partners, LLC, a New York limited liability company and a subsidiary of WP (“WPP LLC” and, together with WPEP, WP LLC and WP, the “Warburg Pincus Entities”), is the general partner of WPEP.  WPEP is managed by WP LLC.  By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Act”), the Reporting Person and each of WPP LLC, WP and WP LLC may be deemed to be the beneficial owner of an indeterminate portion of the Shares held by WPEP.  The Reporting Person disclaims beneficial ownership of all Shares held by WPEP except to the extent of any pecuniary interest therein.  Each of the Warburg Pincus Entities disclaims beneficial ownership of all Shares in which such Warburg Pincus Entity does not have a pecuniary interest.  Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control WPEP.  Messrs. Kaye and Landy disclaim beneficial ownership of all Shares held by WPEP except to the extent of any pecuniary interest therein.  The address of each of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017.